April 1, 2009

Remark Enterprises Inc.
Attn: Lawrence Rothberg, President

Dear Sirs:

We are pleased that Remark Enterprises, Inc., a Nevada corporation (the “Company”), has decided to retain New Castle Financial Services LLC (“New Castle”) to provide general financial advisory and investment banking services as set forth herein.  This letter agreement (“Agreement”) will confirm New Castle’s acceptance of such retention and set forth the terms of our engagement.  For purposes of this Agreement, the term “Company” shall include all of Remark Enterprises Inc. and its subsidiaries, successors and assigns and any other entity that survives following any transaction in which Remark Enterprises Inc. mergers or combines with another entity.

1.           Retention.  The Company hereby retains New Castle as its financial advisor and investment banker to provide investment banking services to the Company, including in connection with a potential equity and/or equity-linked financing for the Company (the “Financing”) of a minimum of $2.5 million and up to $3.0 million as follows; (A) for the period beginning on the date hereof and ending on the sixtieth (60th) day thereafter (the “Exclusive Period”), New Castle shall be the exclusive financial advisor and investment banker to provide investment banking services to the Company; and (B) for the period beginning on the day following the Exclusive Period and ending on the one hundred eightieth (180th) day following the date hereof (the “Non-Exclusive Period”), New Castle shall be a non-exclusive financial advisor and investment banker to provide investment banking services to the Company.  It is contemplated that the Financing shall be on terms similar to those set forth on Exhibit C attached hereto or such other terms as agreed to by the Company and New Castle.  New Castle accepts such retention on a “best efforts” basis and on the other terms and conditions set forth in this agreement.

In such capacity, New Castle shall:

(i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company and any potential acquisition target including OneUp Innovations Inc. (the “Target”);

(ii) advise the Company on matters relating to the structure of its financial instruments and recommend financing structures;

(iii) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

2.           Information.  In connection with New Castle’s activities hereunder, the Company will cooperate with New Castle and furnish New Castle upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) and will provide New Castle with reasonable access to the officers, directors, employees, independent accountants and legal counsel of the Company.  In connection with capital raising efforts, the Company will also provide New Castle with a private placement memorandum and a draft Form 8-K registration statement- with respect to the Company and the Target (such memorandum in the form authorized by the Company, including any exhibits or supplements thereto, being the “Offering Materials”).  The Company represents and warrants to New Castle that all Information and Offering Materials made available to New Castle hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  The Company further represents and warrants that any projections and other forward-looking information provided by it to New Castle will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company recognizes and confirms that New Castle: (i) will use and rely primarily on the Information and the Offering Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and Offering Materials and such other information; (iii) will not make an appraisal of any assets of the Company; and (iv) retains the right to continue to perform due diligence during the course of the engagement.  In addition, New Castle is authorized as the Company’s placement agent in connection with capital raising efforts to transmit to any prospective investor a copy or copies of the Offering Materials, forms of purchase agreements and any other legal documentation supplied to New Castle for transmission to any prospective investor by or on behalf of the Company or by any of the officers, representatives or agents of the Companies, in connection with the performance of New Castle’s services hereunder or any transaction contemplated hereby; provided, however, that prior to the delivery of the Offering Materials such prospective investor executes a non-disclosure agreement with respect to the Offering Materials and the Information contained therein in a form acceptable to the Company.  New Castle may rely on a signed ‘blanket’ Non-Disclosure Agreement covering numerous prospective investments including those contemplated hereunder.  Any advice rendered by New Castle pursuant to this Agreement may not be disclosed publicly without New Castle’s prior written consent.  New Castle hereby acknowledges that certain of the Information received by New Castle may be confidential and/or proprietary, including Information with respect to the technologies, products, business plans, marketing, and other Information of the Company which must be maintained by New Castle as confidential unless; (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public; or (iii) any Information was or becomes available to New Castle on a non-confidential basis from a source other than the Company or any of its representatives.  New Castle agrees that, except as set forth herein, it will not disclose such confidential and/or proprietary Information to any other persons or use such confidential and/or proprietary Information to the detriment of the Company.

3.           Compensation.  As consideration for New Castle’s services pursuant to this Agreement, New Castle shall be entitled to receive, and the Company agrees to pay New Castle, the following compensation:

(a)           The Company agrees to pay New Castle a cash fee payable upon each closing of the Financing contemplated by this Agreement (“Closing”) equal to 10% of the gross proceeds received by the Company from investors at each Closing (the “Placement Fee”).

(b)           The Company also agrees to pay New Castle a non-accountable expense allowance of $50,000.00 (“Expense Fee”) payable as follows: $15,000 to Lowenstein Sandler LLC on behalf of New Castle for outside legal services (payment of which was previously advanced by Hope Capital Inc. on behalf of the Company, which amount shall be repaid to Hope Capital Inc. out of the proceeds of the Closing); and the remaining $35,000 payable at the Closing.

(c)           The Company agrees to pay New Castle or its designees such number of shares of common stock of the Company as is necessary so that immediately following the consummation of the Closing, New Castle and its designees shall collectively own five percent (5%) of the total issued and outstanding common stock of the Company on a fully diluted basis exclusive of any shares of common stock underlying the warrants issued under paragraph 3(d) hereof.

(d)           The Company shall deliver a warrant to New Castle, or its designees as requested by New Castle, (the “Agent Warrant(s)”) to purchase shares of surviving company’s common stock (the “Common Stock”) equal to three percent (3%) of the total number of issued and outstanding common stock of the Company existing immediately following the consummation of the Closing including those issued to New Castle under parargraph 3(c) above, with twenty percent (20%) of such warrants exercisable at $0.50 per share; twenty percent (20%) of such warrants exercisable at $0.75 per share; and the remaining sixty percent (60%) of such warrants exercisable at $1.00 per share. Such Agent Warrant will be issued at the Closing and shall provide, among other things, that the Agent Warrant shall (i) expire five (5) years from the date of issuance, (ii) contain standard anti-dilution protection with respect to reorganizations, stock splits, dividends and issuances for no or de minimis consideration, (iii) include customary registration rights, including the registration rights provided to the investors, (iv) contain provisions for cashless exercise and (v) include such other terms as are normal and customary for warrants of this type.

4.           Certain Placement Procedures.  The Company and New Castle each represents to the other that it has not taken, and the Company and New Castle each agrees with the other that it will not take, any action, directly or indirectly, so as to cause the Financing to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  In effecting the Financing, the Company and New Castle each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements.  The Company agrees that any representations and warranties made by it to any investor in the Financing shall be deemed incorporated herein in their entirety and also to be made to New Castle for its benefit.  The Company agrees that it shall cause an opinion of its counsel to be addressed and delivered to New Castle and any investors in the Financing.  New Castle agrees, represents and warrants that it will not communicate to or deliver to any investor or prospective investor in the Financing any materials or other Information other than what is contained in the Offering Materials, nor will New Castle make any verbal or written representation, description or prediction regarding the Company or its business or industry other than as set forth in the Offering Materials.

5.           Expenses.  If New Castle incurs reasonable expenses in connection with the Services as set forth herein in excess of the amount of the Expense Fee and New Castle provides the Company with appropriate documentation with respect to such expenses and amounts, the Company shall promptly upon request from time to time reimburse New Castle for any additional reasonable expenses (including, without limitation, fees and disbursements of counsel, all travel expenses, expenses related to background checks and all other out-of-pocket expenses) incurred by New Castle in connection with its engagement hereunder which have been approved by the Company in writing prior to the incurrence of such expense. The Company shall be responsible for (i) the reasonable costs and fees associated with the filing of the offering materials with FINRA (including all required COBRADesk fees), and (ii) legal fees incurred by New Castle in connection with the COBRADesk filings; provided, however, that such costs and fees together with all other expenses are in excess of the Expense Fee.  Such amounts, if any, shall be come from the proceeds received in the Financing and shall paid at each Closing of the Financing.  The Company shall make all necessary blue sky filings.  Notwithstanding anything to the foregoing, New Castle, the Company, and the Target each agree to pay one-third of the first $2500 in escrow banking fees, with any fees in excess thereof to be paid by New Castle.

6.           Indemnification.  The Company agrees to indemnify New Castle in accordance with the indemnification and other provisions attached to this Agreement attached as Exhibit A, which provisions are incorporated herein by reference.  New Castle agrees to indemnify the Company in accordance with the indemnification and other provisions to this Agreement attached as Exhibit B, which provisions are incorporated herein by reference.  Exhibit A and Exhibit B are referred to herein as the “Indemnification Provisions”).

7.           Future Rights.  As additional consideration for its services hereunder and as an inducement to cause New Castle to enter into this Agreement, and assuming the Closing has transpired, if at any time during the term of this Agreement or within fifteen months from the effective date of the termination of this Agreement, the Company proposes to effect a public or private offering of its securities, a financing or any other transaction or to engage an investment banking firm to provide such services to the Company (other than during the term of this Agreement the services to be provided by New Castle hereunder), the Company shall offer to retain New Castle as manager of such offering, or as its exclusive advisor, agent and/or investment banker in connection with such financing or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties.  Such offer shall be made in writing in order to be effective.  The Company shall not offer to retain any other investment banking firm in connection with any such offering, financing or other matter on terms more favorable than those discussed with New Castle without offering to retain New Castle on such more favorable terms.  New Castle shall notify the Company within 20 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention.  If New Castle should decline such retention, the Company shall have no further obligations to New Castle, except as specifically provided for herein.  If such right is exercised by New Castle, the terms of any such engagement of New Castle will be separately agreed upon between the Company and New Castle and will be no less favorable to the Company than the engagement hereunder.

8.           Other Activities.  The Company acknowledges that New Castle has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Companies are involved.  Subject to the confidentiality provisions of New Castle contained in Section 2 hereof, each of the Companies acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of New Castle or of any member, manager, officer, employee, agent or representative of New Castle, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of New Castle to render services of any kind to any other corporation, firm, individual or association.  New Castle may, but shall not be required to, present opportunities to the Company.

9.           Termination; Survival of Provisions.

(a)           The engagement hereunder shall terminate upon the expiration of the Non-Exclusive Period, unless extended by mutual written agreement. Upon non-renewal or termination of this Agreement, New Castle shall provide the Company with a written list of parties with whom it has had discussions in connection with any proposed transaction and/or financing.  Notwithstanding any such non-renewal or termination, New Castle shall be entitled to the compensation provided under Section 3 hereof with respect to any transaction or financing which shall be consummated within two (2) two years following such non-renewal or termination with any party named on such list or with any party who invested in the Financing.   In the event of such termination, the Company shall (i) pay and deliver to New Castle: (A) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (B) all compensation which may be earned by New Castle after the Termination Date pursuant to Section 3 hereof, and (ii) reimburse New Castle for all expenses incurred by New Castle in connection with its services hereunder pursuant to Section 5 hereof.  All such fees and reimbursements due to New Castle pursuant to the immediately preceding sentence shall be paid to New Castle on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof).  Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 2, 3, 5, 6 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 11, 13, and 15,  shall survive the termination of this Agreement.

10.           Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to New Castle, to New Castle Financial Services, 535 Broadhollow Road, Suite A-2, Melville, New York, 11747, Attention: Anthony Lodati, and if to the Company, to the address set forth on the first page of this Agreement, Attention: Lawrence Rothberg, President.  Any notice delivered personally shall be deemed given upon receipt; any notice given by express courier shall be deemed given on the fifth business day after delivery to the express courier; and any notice given by certified mail shall be deemed given upon the 10th business day after certification thereof.

11.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 10 hereof.  The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

12.           Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

13.           Independent Contractor; Nondisclosure of Confidential Information.  New Castle has been retained under this agreement as an independent contractor with duties owed solely to the Company and nothing in this Agreement or the nature of the New Castle’s services shall be deemed to create a fiduciary or agency relationship between the Company and New Castle and shall not be deemed to be, an agent or fiduciary of the stockholders or creditors of the Company or any other person by virtue of this Agreement or the retention of New Castle hereunder, all of which are hereby expressly waived.  The advice, written or oral, rendered by New Castle pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to New Castle be made by the Company, without the prior written consent of New Castle, which consent shall not be unreasonably withheld.

14.            Best Efforts Engagement for Capital Raising.  It is expressly understood and acknowledged that New Castle’s engagement for the Financing does not constitute any commitment, express or implied, on the part of New Castle or of any of its affiliates to purchase or place the securities of the Company or to provide any type of financing and that the Financing will be conducted by New Castle on a “best efforts” basis.

15.           Press Announcements. Each of the Companies agrees that New Castle shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that New Castle shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld.

16.           Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

17.           Successors and Assigns.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither New Castle nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

18.           No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.

19.           No Commitment.  It is expressly understood and acknowledged that New Castle’s engagement with respect to capital raising activities does not constitute any commitment, express or implied, on the part of New Castle or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing.

20.           Waiver.  Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

21.           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours, NEW CASTLE FINANCIAL SERVICES LLC

By:	/s/ Anthony Lodati
Anthony Lodati, President

Agreed to and accepted this 1st day of April, 2009

REMARK ENTERPRISES, INC.

By: /s/ Lawrence  Rothberg
Lawrence Rothberg, President

Inducement Agreement

The undersigned, OneUp Innovations, Inc., acknowledges that it has read the foregoing Engagement Letter.  It understands that it shall be a beneficiary of the actions of New Castle in the event that Remark Enterprises, Inc. acquires, or otherwise mergers with, OneUp.  As a result, the undersigned agrees to be bound by the terms of the Engagement Agreement and by executing below, OneUp Innovations, Inc. agrees to be bound by the terms of the Engagement Letter as though OneUp Innovations, Inc. had executed such Engagement Letter as the Company.

ONEUP INNOVATIONS, INC.

By:	/s/ Louis S. Friedman
Louis Friedman, CEO

Dated: April 3, 2009

Exhibit A

COMPANY INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company, jointly and severally, agrees to indemnify and hold harmless New Castle (the "Placement Agent") and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any  reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses resulted from the negligence or willful misconduct of any of the Indemnified Parties.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Placement Agent, its present and former affiliated entities, managers, members, officers, employees,  and controlling persons (within the meaning of the federal securities laws),.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness.  An Indemnified Party shall have the right to retain counsel subject to the prior written consent of the Company which may not be unreasonably withheld, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the written consent of the Company.  The Company shall not, without the prior written consent of Placement Agent which may not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B

NEW CASTLE INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

New Castle (the "Placement Agent"), jointly and severally, agrees to indemnify and hold harmless the Company and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any  reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), caused by, relating to, based upon, arising out of, or in connection with, Placement Agent’s acting for the Company, including, without limitation, any breach by the Placement Agent of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by the Company of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses resulted from the negligence or willful misconduct of any of the Indemnified Parties.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  (i) the Company, its present and former affiliated entities, shareholders, directors, officers, employees, and controlling persons (within the meaning of the federal securities laws); and (ii) Target, its present and former affiliated entities, shareholders, directors, officers, employees, and controlling persons (within the meaning of the federal securities laws).  These indemnification provisions shall be in addition to any liability which the Placement Agent may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Placement Agent with reasonable promptness.  An Indemnified Party shall have the right to retain counsel subject to the prior written consent of the Placement Agent which may not be unreasonably withheld, and the reasonable fees, expenses and disbursements of such counsel shall be borne by Placement Agent.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Placement Agent and any counsel designated by Placement Agent.  Placement Agent shall be liable for any settlement of any claim against any Indemnified Party made with the written consent of Placement Agent.  Placement Agent shall not, without the prior written consent of the Company which may not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon Placement Agent and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit C

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